CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated November 19, 2010, on the financial statements of Lyons Liquors, Inc. (the “Company”) as of September 30, 2010, and for the period from inception (December 17, 2009) to September 30, 2010. Our report dated November 19, 2010, relating to the Company’s financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Kingery & Crouse, P.A.

Tampa, Florida

December 14, 2010

2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618

PHONE: 813.874.1280  ■  FAX: 813.874.1292  ■  WWW.TAMPACPA.COM